CONSULTING AGREEMENT

This Consulting Agreement, dated as of March 6, 2014 (“Agreement”), is by and between PTC Inc., a Massachusetts corporation having its principal business address at 140 Kendrick Street, Needham, Massachusetts 02494 (“PTC”), and Marc Diouane, having a home address at 690 Market Street, Apt. 2204, San Francisco, California 94104 (“Consultant”).

ARTICLE 1
SERVICES TO BE PERFORMED BY CONSULTANT

1.1           Services.  Consultant is engaged to provide such services to PTC as PTC may request from time to time with respect to the transition of Consultant’s duties and responsibilities as Executive Vice President, Global Services, of PTC, including being available for meetings with PTC personnel as reasonably requested by PTC.

1.2           Oversight.  Consultant will determine the methods and means Consultant will use to perform the services to be carried out for PTC.

ARTICLE 2
COMPENSATION AND EXPENSES

2.1           Compensation.  For the services described in Section 1.1 above, PTC will pay Consultant a fee of $13,334 per month from April 1, 2014 through October 31, 2014 and of $6,662 for the period November 1, 2014 through November 15, 2014, such amounts to be paid at the end of each month (and, for November, at the end of the service period), and PTC will cause all unvested PTC equity held by Consultant on the date hereof to continue to vest during the term of this Agreement in accordance with its terms.  PTC will also provide expatriate tax services to Consultant for calendar year 2014 in accordance with PTC’s practice.  PTC will reimburse Consultant for his reasonable costs and expenses incurred in connection with the performance of the services hereunder, subject to appropriate documentation and compliance with PTC’s expense policies.

2.2           Taxes; No Withholding.  Consultant shall have sole responsibility for payment of all federal, state, local and foreign taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by PTC to Consultant hereunder.

ARTICLE 3
INDEPENDENT CONTRACTOR STATUS

It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of PTC.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between PTC and either Consultant or any employee or agent of Consultant.  Consultant shall retain the right to perform work for others during the terms of this Agreement, provided such work does not otherwise violate the provisions of Article 4 of this Agreement.  PTC shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.

ARTICLE 4
CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

4.1           Confidentiality.  Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by PTC, all information of a competitively sensitive or proprietary nature that he receives in connection with the work performed for PTC hereunder.  Consultant agrees that, by its nature, the services to be performed hereunder, and any information gathered or compiled in connection therewith, is of a competitively sensitive nature which must be maintained in the strictest of confidence.  The restrictions set forth in this Section 4.1 shall not be construed to apply to (1) information generally available to the public; (2) information released by PTC generally without restriction; or (3) information independently developed or acquired by Consultant without reliance in any way on other protected information of PTC.  Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (a) to the extent required by an order of any court or other governmental authority or (b) as necessary for him to protect his interest in this Agreement, but in each case only after PTC has been so notified in advance in writing and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

4.2           Ownership of Work Product.  Consultant hereby assigns to the Company, for no additional consideration, all of Consultant’s rights, including copyrights, in all deliverables and other works prepared by Consultant under this Agreement.  Consultant shall, and shall cause his agents to, promptly sign and deliver any documents and take any actions that the Company reasonably requests to establish and perfect the rights assigned to the Company under this Section 4.2.

ARTICLE 5
TERM AND TERMINATION

5.1           Term.  This Agreement will remain in full force and effect until the earlier of (a) November 15, 2014 or (b) the date the Agreement is terminated in accordance with the provisions of Section 5.2 hereof.

5.2           Termination of Agreement.

(a)           By Consultant.  Consultant may terminate this Agreement at any time upon thirty days advance written notice to PTC.

(b)           By PTC without Cause.  PTC may terminate this Agreement without Cause (as defined in Section 5.2(c) below) effective immediately at any time upon written notice to Consultant.

(c)           By PTC for Cause.  PTC may terminate this Agreement for Cause (as defined below), effective immediately upon written notice to Consultant that, in the good faith judgment of the Chief Executive Officer of PTC, (1) an event constituting Cause has occurred, and (2) either Consultant had a reasonable opportunity to take remedial action but failed or refused to do so, or an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances.  “Cause” means (i) Consultant shall have willfully committed an act of dishonesty or breach of trust, or willfully acted in a manner which is inimical or injurious to the business or interest of PTC, (ii) Consultant shall have willfully violated or breached any of the provisions of this Agreement and such violation or breach resulted in demonstrable injury to PTC and was not remedied within thirty (30) days of receipt of written notice of such violation or breach, if remediable, (iii) Consultant’s act or omission to act has resulted in or was intended to result in gain to or personal enrichment of Consultant at PTC’s expense, or (iv) Consultant shall have been convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

5.3           Effect of Termination.

(a)           Services.  Upon termination of this Agreement, Consultant shall be relieved of performing the services.

(b)           Compensation.  If this Agreement is terminated by Consultant pursuant to Section 5.2(a) or by PTC pursuant to Section 5.2(c), no further amounts shall be payable hereunder, except for amounts previously earned, all unvested restricted stock units (RSUs) shall be forfeited, and PTC’s obligation to provide the expatriate tax services will cease.  If this Agreement is terminated by PTC pursuant to Section 5.2(b), PTC shall pay all amounts that have not been paid hereunder to Consultant in a lump sum within two weeks of such termination, all unvested RSUs that would have vested on or before November 15, 2014 shall accelerate and vest on the termination date, and PTC shall be obligated to provide the expatriate tax services for calendar year 2014.

5.4           Survival.  In the event of any termination of this Agreement, Articles 4 and 6 hereof shall survive and continue in effect.

ARTICLE 6
GENERAL PROVISIONS

6.1           Notices.  Any notices to be given hereunder by either party to the other shall be delivered to the address set forth in the introductory paragraph of this Agreement (and in the case of notice to the Company, shall be addressed to the General Counsel) and may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.  Notices delivered personally will be deemed communicated as of actual receipt.  Mailed notices will be deemed communicated as of two days after mailing.

6.2           Entire Agreement of the Parties; Supersedes All Prior Agreements.  This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for PTC and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.

6.3           Partial Invalidity.  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.4           Parties in Interest.  This Agreement is enforceable only by Consultant and PTC.  The terms of this Agreement are not a contract or assurance regarding compensation, continued engagement, or benefit of any kind to Consultant, or any beneficiary of Consultant, and neither Consultant, nor any such beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

6.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.6           Successors.  This Agreement shall inure to the benefit of, and be binding upon, Consultant and PTC, and their permitted successors and assigns.  This Agreement, and the rights and obligations hereunder, may not be assigned, nor may the duties be delegated, by Consultant.  PTC may assign this Agreement, and the rights and obligations hereunder, and may delegate the duties, to any entity that controls, is controlled by, or is under common control with PTC, or to any purchaser or other transferee of all or substantially all of PTC’s assets or business.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT	PTC INC.
/s/ Marc Diouane	By: /s/ James E. Heppelmann
Marc Diouane	Name: James E. Heppelmann
Title: President & Chief Executive Officer